Exhibit 99.1

MAGUIRE PROPERTIES PROMOTES SHANT KOUMRIQIAN
TO EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LOS ANGELES, December 19, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has promoted Mr. Shant Koumriqian to the position of Executive Vice President and Chief Financial Officer effective immediately.

Mr. Nelson C. Rising, President and Chief Executive Officer of Maguire Properties, commented, “We are pleased to appoint Shant to this important position at the Company.  Shant has been instrumental in executing our strategic initiatives since the management reorganization in May 2008.  He has extensive public company experience with numerous real estate companies and nearly five years with the Maguire organization.  I am confident his commitment, skill set and dedication will continue to make significant contributions to our management team.”

Mr. Koumriqian most recently served as Senior Vice President and Chief Accounting Officer of Maguire Properties. He joined the Company in July 2004 as Vice President, Finance.  Prior to that time, Mr. Koumriqian spent a total of nine years in real estate practice groups, first at Arthur Andersen LLP and then at Deloitte & Touche LLP serving public and private real estate companies  Mr. Koumriqian holds a Bachelor of Science degree in Business Administration, cum laude, from California State University, Los Angeles.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558